Exhibit No. 99

REGIS® CORPORATION ANNOUNCES LEADERSHIP TRANSITIONS

Matt Doctor Named Interim CEO

MINNEAPOLIS, December 23, 2021 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is franchising technology-enabled hair salons, today announced that Felipe Athayde, President and Chief Executive Officer, has resigned from the Company. In connection with his resignation, the Board of Directors appointed Matthew Doctor, the Company's Executive Vice President and Chief Strategy Officer, as Interim Chief Executive Officer effective December 23, 2021. Mr. Athayde will remain an employee and a member of the Company's Board of Directors through March 19, 2022. The Board of Directors is commencing a search for a successor President and Chief Executive Officer, which will include consideration of internal and external candidates.
Mr. Doctor joined the Company in February 2021, after serving as a consultant to the Company since December 2020. Mr. Doctor brings relevant experience across all aspects of Regis' business, having been a franchisee of other brands, held numerous roles at a global franchisor, and worked in finance as an investment banker. Prior to joining Regis, Mr. Doctor was Chief Financial Officer of Kava Restaurants LLC, a Tim Horton's franchisee that grew to 83 restaurants. Prior to Kava, he held positions of increasing responsibility both domestically and internationally at Restaurant Brands International, including Head of Global Development and Franchisee Performance for the Burger King brand. Before joining Restaurant Brands International, Mr. Doctor worked as an investment banker in the Financial Institutions Group at J.P. Morgan.
During his tenure at Regis, Mr. Doctor accelerated the transition of corporate to franchise salons and was instrumental in driving additional G&A savings, both of which have had a significant impact on the profitability of the Company.
The Board also appointed Jim Lain, the Company's President of Franchise Operations, to the position of Chief Operating Officer, and Michael Ferranti, the Company's Senior Vice President of People & Culture to the position of Executive Vice President and Chief People Officer.
"The Board is grateful for Felipe's leadership and the franchise expertise he brought to our transformed business model," said David Grissen, Regis' Chair of the Board of Directors. "Felipe assembled and developed a stellar team – Matt included – with complementary skill sets across operations, development, technology, recruiting and finance that position us well to continue leveraging our platform following his departure."

"The Board is pleased to appoint Matt as Interim Chief Executive Officer," continued Mr. Grissen. "Since he joined Regis, Matt has already made significant contributions to our business, and, together with the rest of the leadership team, is well positioned to continue seamless execution of our priorities. Matt has the full backing of the Board during this time and we look forward to his continued contributions."
"I am humbled and grateful to be leading Regis during what continues to be a dynamic business environment," said Mr. Doctor. "I could not be more excited to be driving our business forward with our franchise partners and a leadership team that I have so much respect for, both as colleagues and as people. There is a lot to be done, both in our core business and in exploring opportunities while navigating this ever-changing environment. It is key for us to continue to foster our well-known brands while also recognizing the need to be flexible and pivot where warranted. We are well positioned to unleash the potential of our scaled platform and proprietary technology solution."
About Regis Corporation
Regis Corporation (NYSE:RGS) is a leader in the beauty salon industry. As of September 30, 2021, the Company franchised, owned or held ownership interests in 5,843 locations worldwide. Regis' locations operate under concepts such as Supercuts®, SmartStyle®, Cost Cutters®, Roosters® and First Choice Haircutters®. Regis maintains an ownership interest in Empire Education Group in the U.S.

CONTACT: REGIS CORPORATION:
Kersten Zupfer
investorrelations@regiscorp.com